Exhibit 5.2

599 Lexington Avenue

New York, NY 10022-6069

+1.212.848.4000

February 8, 2021

Ibere Pharmaceuticals

2005 Market Street, Suite 2030

Philadelphia, PA 19103

Ibere Pharmaceuticals

Ladies and Gentlemen:

We have acted as counsel to Ibere Pharmaceuticals, a Cayman Islands exempted company (the “Company”), in connection with the registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2021, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 11,500,000 units of the Company, including the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”) and one-half of one redeemable warrant of the Company, each whole warrant entitling the holder thereof to purchase one Ordinary Share to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, to be sold pursuant to an underwriting agreement to be entered into by and among the Company and the underwriters named therein (the “Underwriting Agreement”). The offering of the Units will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).

In that connection, we have reviewed originals or copies of the following documents:

(a)The Registration Statement.

(b)The Prospectus.

(c)The Underwriting Agreement, a form of which is included as Exhibit 1.1 to the Registration Statement.

(d)The form of Unit Certificate, filed as Exhibit 4.1 to the Registration Statement.

(e)The form of Warrant Certificate, filed as Exhibit 4.3 to the Registration Statement.

(f)The form of Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement.

(g)The originals or copies of such other documents and instruments as we have deemed necessary as a basis for the opinions expressed below.

For the purposes of this opinion letter, we have assumed:

(a)The genuineness of all signatures.

(b)The authenticity of the originals of the documents submitted to us.

(c)The conformity to authentic originals of any documents submitted to us as copies.

(d)As to matters of fact, the truthfulness of the statements and representations made in the Underwriting Agreement, the Warrant Agreement and in certificates of officers and other representatives of the Company and others.

(e)That each of the Underwriting Agreement and the Warrant Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(g)The Company has full power and authority to execute, deliver and perform all of its obligations under the Underwriting Agreement, the Warrant Agreement and the Units.

(h)The execution, delivery and performance by the Company of the Underwriting Agreement, the Warrant Agreement and the Units has been duly authorized by all necessary action and do not: (i) contravene the Amended and Restated Memorandum and Articles of Association of the Company or other organizational documents; (ii) violate any law, rule or regulation applicable to it; or (iii) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(i) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of the Warrant Agreement or the Units or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Underwriting Agreement, the Warrant Agreement or the transactions governed by such agreements. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Underwriting Agreement, the Warrant Agreement, the Units or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement, the Warrant Agreement, the Units or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. When the Units are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Units will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. When the Warrants are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Warrants included in such Units will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions expressed above are subject to the following qualifications:

(a) Our opinions in paragraphs 1 and 2 above are subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights, and (iii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(b) Our opinions are limited to Generally Applicable Law.

This opinion letter is provided solely in connection with the offering of the Units pursuant to the Registration Statement. This opinion letter may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP